Exhibit 10-jj

Summary of Terms and Conditions of Accelerated Stock Options
Effective December 30, 2005

All of the Company’s outstanding unvested stock options granted to directors, officers and employees of the Company, except the unvested options of Jeffrey P. Baker, the Company’s President and CEO became fully vested effective December 30, 2005. The acceleration of vesting of these stock options does not alter the vesting of restricted stock held by directors and officers of the Company.

The stock option awards subject to this acceleration of vesting generally provide that 25% of the number of shares underlying an option award vest on each of the first four anniversaries from the grant date. The acceleration of the vesting of all outstanding, unvested stock options granted under the Plans only affects stock option awards granted from December 30, 2001 through 2005. The acceleration does not affect stock option awards granted prior to December 30, 2001 and prior years as those options have already vested.

The following table summarizes the outstanding options subject to accelerated vesting:

	Aggregate Number of Shares Issuable Under Accelerated Stock Options (#)	Weighted Average Exercise Price Per Share ($)
Total Non-Employee Directors	97,500	3.46
Total Named Executive Officers[1]	72,500	3.59
Total All Other Employees	731,750	3.32
Total[2]	901,750	3.36

1 Includes named executive officers (except Mr. Baker) named in the Summary Compensation Table in the Company’s 2005 Proxy Statement filed with the Securities and Exchange Commission on April 22, 2005.
2 The accelerated options represent approximately 37.95% of the Company’s total outstanding options.